Exhibit 99.1

NEWS

CONTACT:      Kim Detwiler, Director of Corporate Communications
                        215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST APPOINTS MEGAN DURYEA SANTANA AS
EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

SOUDERTON, Pa., February 22, 2016 - Megan Duryea Santana, Esq. was recently appointed executive vice president and general counsel for Univest Corporation and Univest Bank and Trust Co. This is a new position at Univest created as a result of the continued rise in new regulations facing the financial industry.  Univest’s aggressive growth over the last few years, coupled with the ever-changing regulatory environment, led the company to create this role to bolster its strong risk management practices. Santana will play a key role in maintaining Univest’s solid reputation for upholding the highest standards of excellence when it comes to corporate governance.

“We are excited to welcome Megan to the team,” said Duane Brobst, chief risk officer for Univest Corporation. “We have worked with Megan for several years as outside counsel on a number of items including loan transactions and mergers and acquisitions. She will play an integral part in helping the board and the senior leadership team successfully execute our strategic growth plan and protect the company’s 140-year reputation through stringent ethical standards, accountability and strong risk management practices.”

In her new role, Santana will be responsible for general legal matters, serve as corporate secretary and assist with risk management. Santana joins Univest from Fox Rothschild LLP where she was a partner.  Her practice included general corporate concerns, banking and tax and business planning. Santana has extensive experience in buying and selling businesses, succession planning and commercial loans. Santana has lectured and published numerous articles on commercial, corporate real estate and tax matters. Santana has been recognized as a "Pennsylvania Lawyer on the Fast Track" by The Legal Intelligencer and Pennsylvania Law Weekly and was included in the list of “Pennsylvania Rising Stars” by Philadelphia Magazine and Law & Politics Magazine for multiple years. She received a Bachelor of Science degree from Grove City College, a Master of Laws degree in Taxation from Villanova University School of Law and a Juris Doctor degree from the University of Pittsburgh School of Law.

About Univest:
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., had $2.9 billion in assets and $3.0 billion in assets under management and supervision through its Wealth Management lines of business as of September 30, 2015. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.